UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 13, 2017
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	PG&E Corporation	☐
Emerging growth company	Pacific Gas and Electric Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PG&E Corporation	☐
Pacific Gas and Electric Company	☐

Item 8.01 Other Events.

Investigation of Northern California Fires

Since October 8, 2017, several catastrophic wildfires have started and remain active in Northern California. The causes of these fires are being investigated by the California Department of Forestry and Fire Protection (Cal Fire), including the possible role of power lines and other facilities of Pacific Gas and Electric Company’s (the “Utility”), a subsidiary of PG&E Corporation.

It currently is unknown whether the Utility would have any liability associated with these fires.   The Utility has approximately $800 million in liability insurance for potential losses that may result from these fires.  If the amount of insurance is insufficient to cover the Utility's liability or if insurance is otherwise unavailable, PG&E Corporation’s and the Utility’s financial condition or results of operations could be materially affected.

SIGNATURES

PG&E CORPORATION

Dated: October 13, 2017	By:	/s/ Jason P. Wells
JASON P. WELLS Senior Vice President and Chief Financial Officer

PACIFIC GAS AND ELECTRIC COMPANY

Dated: October 13, 2017	By:	/s/ David S. Thomason
DAVID S. THOMASON Vice President, Chief Financial Officer and Controller